                                                                      EXHIBIT 11



                  Ambac Financial Group, Inc. and Subsidiaries
                 Statement Re Computation of Per Share Earnings
                For The Three and Six Months Ended June 30, 1997
                 (Dollars in Thousands Except Per Share Amounts)

                                                            Three months ended      Six months ended
                                                               June 30, 1997         June 30, 1997
                                                               -------------         -------------
Net income ................................................         $53,613              $103,351
                                                                 ----------            ----------
Fully diluted shares:

          Average number of common shares outstanding .....          34,979                34,961

          Assumed exercise of dilutive stock options (1) ..             931                   931
                                                                 ----------            ----------

                                                                     35,910                35,892
                                                                 ==========            ==========

Earnings per share assuming full dilution (2) .............           $1.49                 $2.88
                                                                 ==========            ==========


(1) As of June 30, 1997, approximately 2,113,000 stock options and restricted stock units had been granted and were outstanding. Based upon various exercise prices, the total consideration for the options and restricted stock units will be approximately $90.3 million. The dilution would be the equivalent of approximately 931,000 shares, using the treasury stock method, based upon a market value of $76.375 per share.

(2) In accordance with Accounting Principles Board Opinion No. 15, any reduction of less than 3% need not be considered as dilution. Accordingly, the consolidated statements of operations on page 4 of this report reflect net income per common share of $1.53 and $2.96 for the three and six months ended June 30, 1997.